Exhibit 99

FOR IMMEDIATE RELEASE

TARGET ANNOUNCES VOTING RESULTS FROM ITS

2011 ANNUAL MEETING OF SHAREHOLDERS

MINNEAPOLIS, June 10, 2011 – Target Corporation (NYSE:TGT) announced voting results from its 2011 annual shareholders’ meeting. Shareholders supported the Board’s recommendation on each of the five management proposals presented at the meeting. Shareholders did not support two shareholder proposals.

The Carideo Group, the independent Inspector of Elections, has certified all voting results for Target’s 2011 Annual Meeting of Shareholders, held June 8. The final tabulation indicates that approximately 597 million shares were voted, representing 86.6 percent of outstanding shares. The final tabulation of votes for each proposal is as follows:

1.            Shareholders elected each of the 11 board nominees for a one-year term by a majority of the votes cast:

Nominee	Percent For	Percent Against
Roxanne S. Austin	97.8	2.2
Calvin Darden	96.2	3.8
Mary N. Dillon	96.7	3.3
James A. Johnson	95.2	4.8
Mary E. Minnick	98.1	1.9
Anne M. Mulcahy	88.0	12.0
Derica W. Rice	98.0	2.0
Stephen W. Sanger	95.6	4.4
Gregg W. Steinhafel	96.6	3.4
John G. Stumpf	96.6	3.4
Solomon D. Trujillo	98.3	1.7

2.            Shareholders ratified the appointment of Ernst & Young LLP as the Independent Registered Accounting Firm for 2011:

Percent
For	96.6
Against	2.9
Abstain	0.5

3.            Shareholders approved the Target Corporation 2011 Long-Term Incentive Plan:

Percent
For	84.7
Against	14.5
Abstain	0.8

4.            Shareholders approved a non-binding advisory vote on executive compensation (“Say-on-Pay”):

Percent
For	92.2
Against	7.8

5.            Shareholders selected a term of “1 Year” as the non-binding advisory recommendation for the frequency of Say-on-Pay votes:

Percent
1 Year	90.7
2 Years	0.5
3 Years	8.8

6.            Shareholders did not approve a shareholder proposal on compensation benchmarking:

Percent
For	29.5
Against	69.2
Abstain	1.3

7.            Shareholders did not approve a shareholder proposal on electronics recycling:

Percent
For	24.6
Against	55.2
Abstain	20.2

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,755 stores in 49 states nationwide and at Target.com. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its income through community grants and programs; today, that giving equals more than $3 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

Contacts: John Hulbert, Investors, (612) 761-6627

Morgan O’Murray, Financial Media, (612) 761-5818

Target Media Hotline, (612) 696-3400

###